Form N-SAR,
Sub-Item 77I
Terms of new or amended securities


Nuveen New York AMT-Free Municipal Income
Fund
  f/k/a Nuveen Insured New York Tax-Free Advantage
    Municipal Fund

811-21211

The Registrant has added new series of the preferred share class, as stated in each of the Statements Establishing and Fixing the Rights and Preferences, containing a description of the securities. The Registrant incorporates by reference to this Sub-Item 77I the Registrants five Statements of Establishing and Fixing the Rights and Preferences, filed as exhibits to Form N-SAR,Sub-Item 77Q1(a).